Exhibit 99.1

NEWS RELEASE	Contact:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		CEO AND PRESIDENT
(515) 232-6251
october 16, 2020

AMES NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE THIRD QUARTER OF 2020

Third Quarter 2020 results:

For the quarter ended September 30, 2020, net income for the Company totaled $5,671,000, or $0.62 per share, compared to $4,041,000, or $0.44 per share, earned in the third quarter of 2019.  The increase in earnings is primarily the result of a reduction in interest expense due to market rate decreases and the Iowa State Savings Bank acquisition.

As previously announced, the Company acquired Iowa State Savings Bank on October 25, 2019 (the “Acquisition”).  The acquired assets totaled approximately $215 million.  Retention of loan and deposit customers from the Acquisition has been favorable.  Net income from the Acquisition was $453,000 and $1,173,000 for the three months and nine months ended September 30, 2020, respectively.

Third quarter 2020 loan interest income was $2,352,000 higher than third quarter 2019. The increase is primarily due to the Acquisition, organic loan growth and to a lesser extent interest recognized on loans previously recorded as nonaccrual, offset in part by a reduction in interest rates.  Deposit interest expense decreased $829,000 during this same time period, primarily due to market rate declines.  Third quarter 2020 net interest income totaled $14,160,000, an increase of $3,346,000, or 31%, compared to the same quarter a year ago.  The increase in net interest income was primarily due to the Acquisition and a reduction in interest expense due to market rate decreases. The Company’s net interest margin was 3.21% for the quarter ended September 30, 2020 as compared to 3.15% for the quarter ended September 30, 2019.  Excluding the interest recognized on loans previously recorded as nonaccrual, the net interest margin for the quarter ended September 30, 2020 would have been 3.14%.

A provision for loan losses of $542,000 was recognized in the third quarter of 2020 as compared to $379,000 in the third quarter of 2019.  Net loan charge offs totaled $614,000 for the quarter ended September 30, 2020 compared to $314,000 for the quarter ended September 30, 2019.  The economic slowdown associated with COVID-19 is expected to adversely affect our loan portfolios but could more quickly affect the loans associated with hospitality and entertainment industries.  As of September 30, 2020, approximately 8.4% of our loan portfolio is associated with these industries.

The Company conducts business in the State of Iowa and Iowa began to place significant restrictions on companies and individuals on March 9, 2020 as a result of the COVID-19 pandemic.  The State of Iowa has eased many of the restrictions related to the COVID-19 pandemic.  As an organization that focuses on community banking, we are concerned about the health of our customers, employees and local communities and keep that thought at the forefront of our decisions. The Company’s bank lobbies are open to the public, although business is also being transacted through our drive-up facilities, online, telephone or by appointment.  As the economic slowdown due to COVID-19 continues to evolve, our customers may experience decreased revenues, which may correlate to an inability to make timely loan payments or maintain payroll.   This, in turn, could adversely impact the revenues and earnings of the Company by, among other things, requiring further increases in our allowance for loan losses and increases in the level of charge-offs in our loan portfolio.  There have been requests for loan payment modifications due to COVID-19 and these modifications were primarily related to payment deferrals or interest only payments for up to six months.  The total loans modified was approximately $94.8 million as of September 30, 2020. In addition to these modifications, certain types of government guaranteed loans under the CARES Act are approximately $79.6 million as of September 30, 2020.  These guaranteed loans are expected to be forgiven by the Small Business Administration beginning in the fourth quarter of 2020.  The federal government is providing numerous other programs to lessen the effects of COVID-19 on the economy and in turn our loan portfolio.  The severity of the effect of COVID-19 on our operations is difficult to determine at this time.

Noninterest income for the third quarter of 2020 totaled $2,795,000 as compared to $2,119,000 in the third quarter of 2019, an increase of 32%. The increase in noninterest income was primarily due to gains on sale of loans held for sale from increased refinancing volume in a low interest rate environment and to a lesser extent the Acquisition.

Noninterest expense for the third quarter of 2020 totaled $9,291,000 compared to $7,475,000 recorded in the third quarter of 2019, an increase of 24%. Most of the increase was related to the Acquisition.  Excluding the Acquisition, the increases were related to salaries and employee benefits, FDIC insurance assessments and the amortization of the investment in Federal New Market Tax Credit projects.  The increase in salaries and employee benefits, excluding the Acquisition, was primarily due to normal increases in salaries and other employee benefits including health insurance costs.  The increase in FDIC insurance assessments was due to the receipt of a small bank credit in 2019 as the deposit insurance reserve ratio exceeded 1.35%.  The remaining credit was fully utilized in the second quarter of 2020.  The efficiency ratio was 54.8% for the third quarter of 2020 as compared to 57.8% in the third quarter of 2019.

Income tax expense for the third quarter of 2020 totaled $1,451,000 compared to $1,038,000 recorded in the third quarter of 2019.  The effective tax rate was 20% for the quarters ended September 30, 2020 and 2019.  The lower than expected tax rate in 2020 and 2019 was due primarily to tax-exempt interest income and New Market tax credits which further lowered the tax rate in 2020.

Nine Months 2020 results:

For the nine months ended September 30, 2020, net income for the Company totaled $13,654,000 or $1.49 per share, compared to $12,896,000 or $1.40 per share earned in 2019.  The increase in earnings is primarily the result of the Acquisition, reduction in interest expense due to market rate decreases, and was partially offset by an increase in provision for loan losses.

For the nine months ended September 30, 2020 loan interest income was $5,999,000 higher than the first nine months of 2019, primarily due to the Acquisition and organic loan growth, offset in part by a reduction in interest rates. Deposit interest expense decreased $1,246,000, mostly due to market interest rate declines.  The net interest income for the nine months ended September 30, 2020 totaled $40,886,000, an increase of $8,171,000, or 25%, compared to the same period a year ago.  The Company’s net interest margin was 3.16% for the nine months ended September 30, 2020 as compared to 3.20% for the nine months ended September 30, 2019.

A provision for loan losses of $4,424,000 was recognized in the nine months ended September 30, 2020 as compared to $545,000 for the nine months ended September 30, 2019.  Net loan charge offs totaled $1,111,000 for the nine months ended September 30, 2020 compared to $295,000 for the nine months ended September 30, 2019. The increase in the provision for loan losses was primarily due to the economic slowdown associated with COVID-19 and to a lesser extent loan growth and the increase in net charge-offs.

Noninterest income for the nine months ended September 30, 2020 totaled $7,854,000 as compared to $6,258,000 for the nine months ended September 30, 2019, an increase of 26%. The increase in noninterest income was primarily due to an increase in security gains, gains on sale of loans held for sale due to increased refinancing in a low interest rate environment, and the Acquisition.

Noninterest expense for the nine months ended September 30, 2020 totaled $27,440,000 compared to $22,150,000 for the nine months ended September 30, 2019, an increase of 24%. Most of the increase was related to the Acquisition.  Excluding the Acquisition, the increases were related to salaries and employee benefits and the amortization of the investment in Federal New Market Tax Credit projects.  The increase in salaries and employee benefits, excluding the Acquisition, was primarily due to normal increases in salaries and other employee benefits including health insurance costs.   The efficiency ratio was 56.3% and 56.8% for the nine months ended September 30, 2020 and 2019, respectively.

Income tax expense for the nine months ended September 30, 2020 and 2019 totaled $3,222,000 and $3,381,000, respectively.  The effective tax rate was 19% and 21% for the nine months ended September 30, 2020 and 2019, respectively.  The lower than expected tax rate in 2020 and 2019 was due primarily to tax-exempt interest income and New Market tax credits further lowered the tax rate in 2020.

Balance Sheet Review:

As of September 30, 2020, total assets were $1,910,395,000, an increase of $410.4 million, as compared to September 30, 2019.  The increase is primarily due to the Acquisition, Payroll Protection Program loans, organic loan growth and to a lesser extent growth in interest-bearing deposits in financial institutions.  This growth was funded by the Acquisition and growth in our deposits.

Securities available-for-sale as of September 30, 2020 increased to $548,818,000 from $457,995,000 as of September 30, 2019.  The increase in securities available-for-sale is primarily due to the Acquisition.

Net loans as of September 30, 2020 increased 31%, to $1,159,063,000, as compared to $882,130,000 as of September 30, 2019. The increase in loans was primarily due to the Acquisition, government guaranteed loans under the Paycheck Protection Program and organic growth in the commercial real estate loan portfolio.  Paycheck Protection Program loans totaled $79.6 million as of September 30, 2020.  The organic growth of the commercial real estate loans was primarily at the Company’s largest affiliate bank, First National Bank. Impaired loans were $16.4 million and $5.2 million as of September 30, 2020 and 2019, respectively.  The increase in impaired loans was due primarily to the deterioration of one loan relationship in the hospitality portfolio.  Loans classified as substandard were $35.4 million and $26.6 million as of September 30, 2020 and 2019, respectively. Loans classified as watch totaled $153.4 million and $99.2 million as of September 30, 2020 and 2019, respectively.  The increase in substandard and watch loans relate mainly to the weakened economy due to the COVID-19 pandemic. The allowance for loan losses on September 30, 2020 totaled $15,932,000, or 1.35% of gross loans, compared to $11,934,000, or 1.33% of gross loans, as of September 30, 2019.  The increase in the allowance for loan losses is mainly due to increased risk associated with the loan portfolio due to the economic slowdown associated with COVID-19 and to a lesser extent organic growth in the loan portfolio. The initial recording of the purchased loan portfolios from prior acquisitions did not have an allowance for loan losses, as the credit risk was reflected in the fair value of loans on the acquisition date.  Also, the Paycheck Protection Program loans are government guaranteed and the impact on the allowance for loan loss was not significant.  Additional increases in the allowance for loan losses and charge-offs are anticipated if the effects of the COVID-19 conditions negatively impact our loan portfolio.

Goodwill totaled $12,424,000 as of September 30, 2020, compared to $9,744,000 as of September 30, 2019.  This increase is due to the Acquisition.  Goodwill is currently evaluated for impairment quarterly and goodwill has been determined to not be impaired as of September 30, 2020.  In the future goodwill may be impaired if the effects of the COVID-19 restrictions negatively impact our net income and fair value, particularly of our most recent acquisition.  An impairment of goodwill would decrease the Company’s earnings during the period in which the impairment is recorded.

Other assets totaled $5,456,000 as of September 30, 2020, compared to $1,990,000 as of September 30, 2019.  This increase is primarily due to the investment in New Market Tax Credit projects.

Deposits totaled $1,660,173,000 on September 30, 2020, compared to $1,249,133,000 recorded as of September 30, 2019.  The growth in deposits is primarily due to the Acquisition and to a lesser extent increases in core deposits, including retail and commercial funds due in part to the economic stimulus.

Accrued expenses and other liabilities totaled $8,995,000 as of September 30, 2020, compared to $5,270,000 recorded as of September 30, 2019.  The increase is primarily due to the Acquisition.

There were no dividends payable as of September 30, 2020. In the past, dividends were declared in one quarter and then paid in the subsequent quarter.  For the quarter ended September 30, 2020 the dividend was not declared until October 14, 2020 and will be paid in the fourth quarter of 2020.

The Company’s stockholders’ equity represented 10.8% of total assets as of September 30, 2020 with all of the Company’s six affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $206,037,000 as of September 30, 2020, compared to $186,163,000 as of September 30, 2019.  The increase in stockholders’ equity was primarily the result of the retention of net income in excess of dividends and an increase in the market value of the Company’s investment portfolio, offset in part by stock repurchases.

Shareholder Information:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Annualized return on assets	1.21%	1.10%	0.99%	1.18%

Annualized return on average equity	11.2%	8.7%	9.3%	9.6%

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $16.89 on September 30, 2020.   During the third quarter of 2020, the price ranged from $16.53 to $20.43.

On October 14, 2020, the Company declared a quarterly cash dividend on common stock, payable on November 13, 2020 to stockholders of record as of October 30, 2020, equal to $0.25 per share.  Dividends in the future may be reduced or eliminated if the COVID-19 restrictions have an adverse effect on net income.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; United Bank & Trust, Marshalltown; and Iowa State Savings Bank, Creston, Iowa.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  the substantial negative impact of the COVID-19 on national, regional and local economies in general and on our customers in particular; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses resulting from COVID-19 or as dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
(Unaudited)

	September 30,	September 30,
ASSETS	2020	2019

Cash and due from banks	$22,750,013	$33,485,066
Interest-bearing deposits in financial institutions and federal funds sold	119,643,061	78,930,485
Securities available-for-sale	548,817,733	457,994,898
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock, at cost	3,148,191	2,655,200
Loans receivable, net	1,159,063,052	882,130,277
Loans held for sale	2,797,141	1,637,225
Bank premises and equipment, net	17,295,829	15,558,457
Accrued income receivable	12,172,766	9,736,328
Other real estate owned	620,909	217,856
Bank-owned life insurance	2,897,480	2,823,861
Deferred income taxes	-	820,400
Other intangible assets, net	3,309,239	2,250,663
Goodwill	12,424,434	9,744,472
Other assets	5,455,601	1,990,450

Total assets	$1,910,395,449	$1,499,975,638

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Noninterest-bearing checking	$337,487,550	$226,521,237
Interest-bearing checking	504,329,496	391,739,201
Savings and money market	548,918,915	402,665,343
Time, $250,000 and over	66,910,762	52,068,331
Other time	202,526,378	176,138,860
Total deposits	1,660,173,101	1,249,132,972

Securities sold under agreements to repurchase	30,492,436	52,196,061
FHLB advances	3,000,000	5,000,000
Dividends payable	-	2,213,459
Deferred income taxes	1,697,985	-
Accrued expenses and other liabilities	8,995,285	5,269,746
Total liabilities	1,704,358,807	1,313,812,238

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 9,122,747 and 9,222,747 shares as of September 30, 2020 and September 30, 2019, respectively	18,245,494	18,445,494
Additional paid-in capital	17,001,736	18,794,141
Retained earnings	155,300,906	144,140,565
Accumulated other comprehensive income	15,488,506	4,783,200
Total stockholders' equity	206,036,642	186,163,400

Total liabilities and stockholders' equity	$1,910,395,449	$1,499,975,638

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Interest and dividend income:
Loans, including fees	$12,865,021	$10,513,426	$38,021,904	$32,022,997
Securities
Taxable	1,986,904	1,671,572	5,725,476	4,715,137
Tax-exempt	891,093	945,769	2,755,515	3,114,298
Other interest and dividend income	175,397	400,963	888,412	928,996

Total interest and dividend income	15,918,415	13,531,730	47,391,307	40,781,428

Interest expense:
Deposits	1,718,746	2,547,763	6,267,158	7,512,979
Other borrowed funds	39,787	170,082	238,314	553,930

Total interest expense	1,758,533	2,717,845	6,505,472	8,066,909

Net interest income	14,159,882	10,813,885	40,885,835	32,714,519

Provision for loan losses	541,844	378,789	4,424,475	545,203

Net interest income after provision for loan losses	13,618,038	10,435,096	36,461,360	32,169,316

Noninterest income:
Wealth management income	1,036,131	857,664	2,807,592	2,661,421
Service fees	380,620	400,919	1,126,857	1,158,348
Securities gains, net	-	15,141	429,925	17,031
Gain on sale of loans held for sale	646,589	289,033	1,486,047	685,790
Merchant and card fees	459,600	372,073	1,295,854	1,119,598
Other noninterest income	271,803	184,399	707,884	615,688

Total noninterest income	2,794,743	2,119,229	7,854,159	6,257,876

Noninterest expense:
Salaries and employee benefits	5,839,963	4,780,894	17,427,608	14,294,219
Data processing	1,209,973	1,085,951	3,737,426	2,849,396
Occupancy expenses, net	668,003	526,360	2,015,941	1,643,924
FDIC insurance assessments	135,859	1,698	185,716	193,593
Professional fees	407,118	386,339	1,148,597	1,158,168
Business development	307,386	310,786	753,075	827,561
Intangible asset amortization	215,575	124,243	650,021	427,221
New market tax credit projects amortization	145,395	-	436,166	-
Other operating expenses, net	361,280	259,048	1,085,562	755,971

Total noninterest expense	9,290,552	7,475,319	27,440,112	22,150,053

Income before income taxes	7,122,229	5,079,006	16,875,407	16,277,139

Income tax expense	1,450,750	1,037,845	3,221,750	3,380,950

Net income	$5,671,479	$4,041,161	$13,653,657	$12,896,189

Basic and diluted earnings per share	$0.62	$0.44	$1.49	$1.40

Declared dividends per share	$0.25	$0.24	$0.50	$0.72